Exhibit 10.32

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “[REDACTED].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AGREEMENT AND FIRST AMENDMENT

TO

PURCHASE AGREEMENT

Agreement and First Amendment to Purchase Agreement, dated as of May 5, 2008 (the “Amendment”), by and between UNIVISION COMMUNICATIONS INC., a Delaware corporation (“Seller”), and UMG RECORDINGS, INC., a Delaware corporation (“Purchaser”), with reference to the following facts:

WHEREAS, the parties entered into that certain Purchase Agreement, dated effective as of February 27, 2008 (the “Purchase Agreement”), with respect to, among other things, the purchase and sale of the UCI Businesses (as defined in the Purchase Agreement); and

WHEREAS, the parties desire to amend, and otherwise modify certain provisions of, the Purchase Agreement as herein provided.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which hereby is acknowledged, the parties hereto agree as follows:

1. Section 2.02(b) of the Purchase Agreement is hereby amended to read in its entirety as follows:

(b) any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Securities contemplated hereby shall have expired or shall have been terminated;

2. Section 2.03(b) of the Purchase Agreement is hereby amended to read in its entirety as follows:

(b) any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Securities contemplated hereby shall have expired or shall have been terminated;

3. Section 3.04(a) of the Purchase Agreement is hereby amended to read in its entirety as follows:

(a) The execution, delivery and performance by Seller and each of its Subsidiaries of this Agreement and the Seller Documents to which Seller or such Subsidiary is, or is specified to be, a party do not and will not require any consent, approval, authorization or other Governmental Order of, action by, filing with or notification to any Governmental Authority, except for (i) the filing of a notification and report form under the HSR Act, (ii) all filings required to be made, and all consents, approvals and authorizations required to be obtained, prior to the Closing Date by either party with or from any Governmental Authority responsible for enforcement of antitrust Law (other than the DOJ) in order to consummate the Transactions, all of which such filings, consents, approvals and authorizations are set forth on Section 3.04(a) of the Seller Disclosure Letter, (iii) those that may be required as a result of the nature of the business or ownership of Purchaser and (iv) those the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

4. The following language is hereby added to Section 3.04(b), after the first sentence of such Section:

The Acquired Companies’ combined asset value in Mexico as of December 31, 2007 is $[REDACTED] USD (unaudited), and (ii) the Acquired Companies’ combined total gross sales in Mexico during the 2007 calendar year were $[REDACTED] USD (unaudited).

5. Section 4.04 of the Purchase Agreement is hereby amended to read in its entirety as follows:

The execution, delivery and performance by Purchaser and each of its Affiliates of this Agreement and all other Purchaser Documents to which Purchaser or such Affiliate is, or is specified to be, a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except for (a) the filing of a notification and report form under the HSR Act, (b) assuming the accuracy and completeness of Section 3.04(b), all filings required to be made, and all consents, approvals and authorizations required to be obtained, prior to the Closing Date by either party with or from any Governmental Authority responsible for enforcement of antitrust Law (not including the DOJ) in order to consummate the Transactions, all of which such filings, consents, approvals and authorizations are set forth in the Purchaser Disclosure Letter, (c) filings that may be required under the Exchange Act, (d) those that may be required as a result of the nature of the business or ownership of Seller, and (e) those that are immaterial to the ability of Purchaser to consummate the Transactions.

6. Section 6.03(a)(iv) of the Purchase Agreement is hereby amended to read in its entirety as follows.

(iv) in the event Purchaser elects, in its sole discretion, to voluntarily file on or after the Closing Date with the Mexican Federal Competition Commission (the “MFCC”) under the Federal Law of Economic Competition of México (as amended) (the “Mexican Federal Competition Law”), the notification form permitted for the Transactions under the Mexican Federal Competition Law or if the MFCC otherwise inquires into the Transactions, Seller shall, at Purchaser’s sole cost and expense, (a) reasonably cooperate with Purchaser in connection with such filing or inquiry, (b) as promptly as reasonably practicable, file any supplemental information requested in connection therewith pursuant to the Mexican Federal Competition Law or as requested by the MFCC, (c). furnish to Purchaser such necessary information and reasonable assistance as Purchaser may reasonably request in connection with its preparation of such filing or any other filing or submission that is necessary or permitted under the Mexican Federal Competition Law, (d) keep Purchaser fully apprised of the status of any communications with, and any inquiries or requests for additional information from, the MFCC, and (e) use its commercially reasonable efforts to contest, avoid and/or vacate/lift, in accordance with applicable law, any Action by the MFCC seeking any Adverse Disposition. Any such supplemental information delivered by Seller shall comply with the Mexican Federal Competition Law. For purposes of clarity, Seller shall not make any filing in connection with Mexican Federal Competition Law or otherwise communicate with the MFCC without Purchaser’s prior written consent in each instance, not to be unreasonably withheld, delayed or conditioned; and

7. The second proviso in Section 6.03(c) of the Purchase Agreement is hereby deleted in its entirety.

8. The parties acknowledge that Seller has delivered to Purchaser the information described in Sections 3.16(d)(iii)(B), 3.16(d)(iii)(D) and 3.16(d)(iii)(E) of the Purchase Agreement. Purchaser hereby waives the requirement set forth in such Sections that such information be delivered no later than the date ten (10) Business Days prior to the Closing Date.

9. Seller hereby agrees to pay to Purchaser a marketing subsidy in the aggregate amount of [REDACTED]. Said amount shall be payable to Purchaser in five equal installments of [REDACTED] each on the Closing Date and each of the first, second, third and fourth anniversaries of the Closing Date. Each such payment shall be made by wire transfer of immediately available funds to a bank account designated in writing by Purchaser to Seller at least two Business Days prior to the date such payment is due. In consideration of such payments, Purchaser hereby waives any and all claims or demands for Losses or otherwise that Purchaser has or might have against Seller arising out of, relating to or resulting from Purchaser’s not having disclosed to Seller specifically, and prior to the date of the Purchase Agreement, the existence of an arrangement between Seller and Univision Music LLC pursuant to which Seller made available to Univision Music LLC certain advertising time on television stations in Mexico through barter arrangements under the following agreements: (i) that certain Second Amended and Restated Program License Agreement, dated as of December 19, 2001, by and between Televisa Internacional, S.A. de C.V. and Seller and (ii) that certain Second Amended and Restated Program License Agreement, dated as of December 19, 2001, by and between Venevision International Corporation and Seller.

10. Notwithstanding anything to the contrary in the Purchase Agreement, including the following parenthetical phrase in Section 1.03(b) of the Purchase Agreement: [REDACTED],” the parties agree that Seller shall be solely responsible for payment to [REDACTED], contemporaneously with the Closing and in immediately available funds by wire transfer, of all amounts due under [REDACTED].

11. Clause (i) of the defined term “[REDACTED]” in the Purchase Agreement is hereby amended to read in its entirety as follows:

(i) [REDACTED];

12. Attached hereto as Schedule A is a list of the jurisdictions and trademarks with respect to which Seller has not yet received confirmation of the recordation of the trademark assignments set forth in such Schedule. Seller shall diligently pursue all such recordations and deliver such confirmations promptly upon receipt from the applicable governmental agency, and the costs and expenses incurred in connection therewith shall be borne by Seller and not any Acquired Company or Purchaser.

13. Attached hereto as Schedule B is a list of pending copyright applications with respect to which corrections of title to reflect the correct ownership by the applicable Acquired Company (or such other assignee designated by Purchaser) of each of the Acquired Company Compositions specified on Schedule B have not yet been filed with the applicable governmental and other agencies. Seller shall diligently cooperate with Purchaser (including after the Closing Date) to effect all such corrections of title, and the costs and expenses of effecting such corrections of title shall be borne by Seller and not any Acquired Company or Purchaser. Furthermore, with respect to the corrections of title with respect to Acquired Company Compositions that were submitted for recordation by Seller prior to the Closing Date for which Seller has not yet received confirmation of such recordation, Seller shall diligently cooperate with Purchaser (including after the Closing Date) to obtain all such recorded corrections of title, and the costs and expenses of obtaining such recorded corrections of title shall be borne by Seller and not any Acquired Company or Purchaser.

14. The parties acknowledge that the Acquired Companies’ offsite digital email backups that are stored at the Iron Mountain facilities in Los Angeles, California, Miami, Florida and Teaneck, New Jersey (the “Subject Files”) shall not be delivered to Purchaser in accordance with Section 6.06(c) of the Purchase Agreement. From and after the Closing Date, without limitation of any other provision of the Purchase Agreement, Seller agrees, at its sole cost and expense: (i) to provide to Purchaser copies of specific materials in the Subject Files that may be requested by Purchaser upon reasonable notice (i.e., with due regard for the scope of Purchaser’s request), which notice shall, to the extent known by Purchaser, specify such materials in reasonable detail, (ii) to preserve, protect and retain the Subject Files, in a manner that is no less secure and safe than as of the date hereof; (iii) to provide Purchaser and any of its Affiliates access to any and all of the Subject Files upon not less than two (2) Business Day’s notice, and then only during normal business hours, provided that Purchaser’s right to remove any of the Subject Files shall be subject to the foregoing clause (i); (iv) to notify Purchaser in the event that the Subject Files are transferred to a location other than the Iron Mountain locations described above; (v) to offer to deliver to Purchaser (and to deliver to Purchaser, if requested by Purchaser)

all Subject Files prior to their destruction; and (vi) except to the extent required by Law, Governmental Order or legal process (in which case, Seller shall first notify Purchaser and provide Purchaser a reasonable opportunity to seek confidential treatment or other protection of the Subject Files), not to access or permit any of its Affiliates or any third parties to access any Subject Files without Purchaser’s prior written consent in each instance, not to be unreasonably withheld, delayed or conditioned.

15. No Other Amendment. The parties hereto acknowledge and agree that, other than as expressly modified by this Amendment, the Purchase Agreement remains in full force and effect without modification or change. Any future reference to the Purchase Agreement shall mean the Purchase Agreement, as amended by this Amendment.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

UNIVISION COMMUNICATIONS INC.

By:	/s/ Peter H. Lori
Its:	Senior Vice President and Chief Accounting Officer

UMG RECORDINGS, INC.

By:	/s/ Michael Ostroff
Its:	EVP & General Counsel

6